UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

SEI INSTITUTIONAL MANAGED TRUST

SEI INSTITUTIONAL INTERNATIONAL TRUST

SEI INSTITUTIONAL INVESTMENTS TRUST

SEI TAX EXEMPT TRUST

SEI DAILY INCOME TRUST

SEI ASSET ALLOCATION TRUST

NEW COVENANT FUNDS

SEI CATHOLIC VALUES TRUST

SEI EXCHANGE TRADED FUNDS

ADVISER MANAGED TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Proxy materials will soon be sent to SEI Fund shareholders requesting votes on three proposals.

The proposals are:

Proposal 1: To elect, a slate of ten nominees, three of whom are new, to the Board of Trustees of the Trusts.

Proposal 2: To amend the Agreement and Declaration of Trust for each of SIMT and SIT to reduce the shareholder quorum requirement from a majority to one-third (33-1/3%).

Proposal 3: To reclassify the diversification status of the SIMT Large Cap Growth Fund from diversified to non-diversified and eliminate a related fundamental diversification policy.

A list of frequently asked questions is provided on the following pages. If the necessary proxy cards are not returned in a timely manner, telephone calls will be placed to shareholders requesting that they complete and return the cards. If you have any questions about the proxy process, Contact your SEI Representative at 1-800-DIAL-SEI.

QUESTIONS AND ANSWERS

Q. Who is impacted?

A. Proxy materials will be sent to shareholders of the following funds:

Fund	Relevant Proposal
SEI Institutional Managed Trust (“SIMT”)	Proposal 1, Proposal 2, and Proposal 3*
SEI Institutional International Trust (“SIT”)	Proposal 1, Proposal 2
SEI Institutional Investments Trust (“SIIT”)	Proposal 1
SEI Tax Exempt Trust (“STET”)	Proposal 1
SEI Daily Income Trust (“SDIT”)	Proposal 1
SEI Asset Allocation Trust (“SAAT”)	Proposal 1
SEI Exchange Traded Funds (“SETF”)	Proposal 1
Adviser Managed Trust (“AMT”)	Proposal 1
New Covenant (“NCF”)	Proposal 1
Catholic Values (“SCVT”)	Proposal 1

* Proposal 3 only applies to the SIMT Large Cap Growth Fund.

Q. What will be mailed to investors?

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A. Investors will receive proxy materials - a booklet that includes a Notice of Special Meeting of Shareholders, the Proxy Statement and a proxy card.

Q. How will the proxy communications will be delivered to clients that utilize third-party custodians?

A. Clients elect proxy delivery method on the custody platform.  Proxies will be sent according to that setting.

Q. Why are they being asked to elect Trustees?

A. Proposal 1 arises from legal requirements that apply to mutual funds, such as the Funds. Vacancies on a trust’s Board may be filled by appointment of a Trustee (without a shareholder vote) only if, immediately after such appointment, more than two-thirds of the registered investment company’s board of trustees have been elected by shareholders.

Currently, the Board is unable to appoint a Trustee to fill current vacancies on certain Boards of the Trusts because immediately after such appointment, fewer than two-thirds of such Trustees would be elected by shareholders. Therefore, shareholder approval of either a new Trustee or one of the current Trustees who was not previously elected is required before any new Trustee can be added to fill the current vacancies on the Board. Please note that for SETF and AMT, although all current Trustees were elected by shareholders, those Trusts are still seeking that shareholders re-elect all current Trustees and elect the new Nominees for Trustee to promote efficiency and to attempt to reduce future costs and expenses of the Funds. As such, if the Nominees and all of the current Trustees are elected, following the Meeting, all of the Trustees of the Trusts will be elected by shareholders, which will likely permit the Board to fill several future vacancies before next having to incur the costly expense of a proxy solicitation.

Shareholders of each Trust are being asked to elect a slate of ten Trustees for the funds. Three of the nominees are new trustees and the remaining eight are existing trustees or independent consultants. Please see below for a table reflecting each nominee for election. Mr. William Doran, a currently elected Interested Trustee, will not be presented to shareholders for appointment due to the timing of his anticipated retirement in 2025. Mr. Doran will continue to serve as an elected Interested Trustee until his retirement.

	SIMT, SIT, SIIT, STET, SDIT, SAAT, SETF and AMT	NCF and SCVT
Nesher*	Current	Current
McGonigle*	New	New
Lesavoy+	Current	Current
Williams+	Current	Current
Taylor+	Current	Current
Cote+	Current	Current
Reynolds+	Current	Current
Melendez+	Current	New
Niepoky+	New	New
Walker+	New	New

* Interested Trustee Nominee

+ Independent Trustee Nominee

Each Board has determined that it would be in the best interests of the Funds and their respective shareholders that the Boards of each Trust be comprised of the same Trustees. Each Board believes that the consistency of Board composition will, among other benefits, improve succession planning for the current Boards.

Q. How was the nomination of the new Trustee determined?

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A. In considering candidates to serve as Trustees, the Board and its Governance Committee generally considered each potential candidate’s educational background, business or professional experience, and reputation. In addition, the Governance Committee evaluated each candidate’s qualifications for Board membership and the independence of the Independent Trustee candidates from the investment advisers and other principal service providers for the Funds as well as any relationships beyond those delineated in the 1940 Act that might impair independence. The Board and the Governance Committee also considered each candidate and current Trustee’s expertise.

Q. Why are the Funds seeking shareholder approval of the appointment all Trustees?

A. Although the re-election by shareholders of previously elected Trustees is not required by applicable law or each Trust’s governing documents when electing the Nominees, the Board has determined that it is in the best interests of the Funds to seek the election by shareholders of all current Trustees to promote efficiency and to attempt to reduce future costs and expenses of the Funds. If the nominees and all of the current Trustees are elected, following the Meeting, all of the Trustees of the Trusts will be elected by shareholders, which will likely permit the Board to fill several future vacancies on the Board over time before next having to incur the costly expense of a proxy solicitation.

Q. What will happen if the current Trustees are not elected?

A. If a plurality of voting shareholders of a Trust does not elect a nominee, then the nominee will not become a Trustee and the Board may, immediately or at a later time, consider re-proposing such nominee for election or finding a replacement candidate. If, however, a plurality of voting shareholders of a Trust do not elect any or all of the current Trustees, such vote will not impact the composition of the Board, but may result in higher costs and expenses of the Funds in the future.

Q. Why is the Board recommending that SIMT and SIT reduce their shareholder quorum requirement?

A. After careful consideration, the Board has determined that it is in the best interest of the Funds of SIMT and SIT to reduce the shareholder quorum requirement from a majority to one-third (33-1/3%). A quorum means the number of shareholders that must be present at a shareholder meeting (in person or by proxy) in order for a vote to be taken. For the SIMT and SIT, the quorum requirement is set forth in a governing document called a Declaration of Trust. The quorum requirement in the Declarations of Trust may only be amended with approval of shareholders.

The Funds have a wide shareholder base, which can make it difficult to obtain a sufficient number of responses from shareholders to achieve a quorum at a shareholder meeting. In considering whether to recommend that shareholders vote to reduce the shareholder quorum requirement, the Board primarily considered the cost to the Funds of proxy solicitation, the potential savings the Funds may achieve over time, and the current misalignment with other SEI Funds.

It is important to note that a reduction in the shareholder quorum requirement only reduces the number of shareholders that must be present in order for a valid vote to be taken. This proposal does not change the percentage of votes needed to approve a matter after a quorum has been achieved. Also note, this proposal will not reduce the quorum requirement below the levels specifically required by the 1940 Act.

Therefore, at the shareholder meeting, shareholders are being asked to approve amendments to the Declarations of Trust for SIMT and SIT that will lower the quorum requirement.

Q. What will happen if the Proposal to reduce the shareholder voting requirement is not approved by shareholders?

A. If a majority of voting shareholders of the Funds that are a series of SIMT and SIT do not vote to amend the Agreement and Declaration of Trust to reduce the shareholder quorum requirement, the shareholder quorum requirement for any such Trust will remain a majority until such time as shareholders of the Funds of that Trust vote to change the requirement. This may require additional effort from the Trusts whenever a shareholder vote is required, which may result in greater expenses to the Funds. If the proposal is not approved, the Board will take such further action as it deems to be in the best interests of the Funds’ shareholders, which may include reproposing the proposal at a later time.

Q: What is the difference between diversified funds and non-diversified funds?

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A. Under the Investment Company Act of 1940, a mutual fund must state as a fundamental policy whether it is “diversified” or “non-diversified.” Currently, the SIMT U.S. Large Cap Fund is classified as a “diversified” fund, which means that it may not, with respect to 75% of its total assets, invest in securities of any issuer if, as a result of such investment (i) more than 5% of the value of the fund’s total assets would be invested in securities of any one issuer, or (ii) the fund would hold more than 10% of the outstanding voting securities of any one issuer. With respect to the remaining 25% of its total assets, a diversified fund may invest more than 5% of its total assets in the securities of one issuer. In contrast, a non-diversified fund is not subject to the limits of a diversified fund and may invest a greater percentage of its assets in a single issuer or a fewer number of issuers.

Q: What is the rationale for the recommendation to reclassify the SIMT U.S. Large Cap Fund to non-diversified?

A. This reclassification is proposed in the context of developments in the large cap growth segment of the U.S. equity markets in recent years. Over the past few years, a handful of stocks of large growth-oriented companies in the U.S. have experienced extraordinary increases in market capitalization. This has resulted in significantly more concentration in the large cap growth segment of the market than has been the case historically, and this concentration has also persisted longer than it has historically. For example, as of August 14, 2024, approximately 47.5% of the Fund’s performance benchmark index was allocated to issuers that each individually constitutes over 5% of the index. The proposal is intended to permit the Large Cap Growth Fund to invest in individual issuers constituting greater than 5% of the Fund’s assets that in the aggregate exceed 25% of Fund assets. .

Due to the existing fundamental policy requiring the Fund to be diversified, SIMC and/or a sub-adviser may be forced to be underweight certain significant large cap growth companies relative to the large cap growth segment of the U.S. equity markets, even if that is below SIMC’s and/or a sub-adviser’s desired portfolio weight in the absence of that constraint. This limitation can inhibit the opportunity for the Fund to implement its principal investment strategy and hinder its ability to seek to outperform the Fund’s benchmark. It may also put the Fund at a competitive disadvantage against those of its peer funds with otherwise similar investment strategies that operate as non-diversified investment companies. SIMC believes that the increased investment flexibility that arises from reclassifying as a non-diversified fund may provide opportunities to enhance the Fund’s performance by allowing the Fund to acquire and hold larger positions in the securities of certain issuers if and when SIMC or a sub-adviser believes doing so justifies the risks involved. SIMC further believes this flexibility will allow it to better align the Fund’s portfolio with SIMC’s or a sub-adviser’s philosophy and portfolio construction process with respect to a large cap growth strategy. While approval of the Proposal would provide SIMC with greater long-term flexibility in executing the Fund’s investment strategy by allowing increased exposures to certain holdings, it is not otherwise expected to affect the way the Fund is currently managed. The investment objective and investment strategies for the Fund will not change due to approval of the Proposal.

For the reasons discussed above, the Board and SIMC believe that reclassifying the Fund as non-diversified would be in the best interests of the Fund and its shareholders because operating as a non-diversified investment company would provide the Fund’s investment team with increased investment flexibility and potential for better investment performance over time.

Q: What drawbacks are there to being reclassified as a non-diversified fund?

A: Generally, greater diversification is expected to reduce portfolio risk. As such, changing the Fund from diversified to non-diversified will impact the Fund’s risk profile. For example, because a non-diversified fund may invest its assets in the securities of fewer issuers, the Fund’s shares may become more volatile. That is, the value of the Fund’s shares may increase or decrease more rapidly than if the Fund remained diversified. Nonetheless, SIMC and/or Fund sub-advisers will perform extensive analysis on all securities in an effort to manage this risk. In addition, SIMC and/or sub-advisers anticipate that even as a non-diversified Fund, the Fund would continue to hold securities from a substantial variety of different issuers.

There is also a risk that some Fund shareholders may not be in favor of a less diversified portfolio, which could result in possible investor outflows in response to the proposed change. Also, initial portfolio turnover is anticipated to increase to align with a more concentrated portfolio, which creates the potential for realizing capital gains (if they are not offset by capital losses). This risk may adversely impact taxable shareholders.

A non-diversified fund may from time to time temporarily operate in a diversified manner without losing its non-diversified status and, as a result, at times, if the proposal is approved, the Fund may not take advantage of the greater flexibility afforded to a non-diversified fund.

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Shareholders will receive a package within the next two weeks regarding a Special Shareholder Meeting scheduled for October 16, 2024. The package will include a proxy statement with details on certain proposals, which affect your Fund(s) and require a shareholder vote.

SHAREHOLDERS SHOULD…

· Read the proxy statement carefully because it contains important information; and,

· Vote their proxy immediately. Shareholders will have several ways to vote, which will enable them to vote on these issues quickly and easily.

A prompt response will enable the Funds to hold the shareholder meeting on time and save the expense of additional solicitation costs if not enough shareholders vote.

Any proxy-related questions please can be addressed via the toll-free information line at

1-800-DIAL-SEI.  The proxy statement will also be available for free on the website of the

United States Securities and Exchange Commission.

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